Exhibit 24.1 – Joint Filing Agreement

JOINT FILING AGREEMENT

Michael Shaw, Steven Shaw, Rachel Shaw, Janet Casey, The Jerome and Joyce Shaw Family Administrative Trust u/d/t dated 8/6/1969, as amended, and the Rachel Lynn Shaw Trust u/d/t 11/23/2001, as amended, each hereby agree to file a Schedule 13D or Schedule 13G related to Volt Information Sciences, Inc. together and on behalf of each party hereto and that any amendments to the Schedule 13D or Schedule 13G may be filed on behalf of each party hereto by any party hereto. This agreement is not intended to create a “Group” as defined in Section 13(d)(3) of the Securities Act of 1934 (the “Act”) for any purposes and the parties hereto do hereby expressly disclaim any association as a group under such section of the Act. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D or Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

Dated: December 27, 2018

/s/ Michael Shaw
Michael Shaw, individually,
as Co-Trustee of The Jerome and
Joyce Shaw Family Administrative Trust,
and as Co-Trustee of the Rachel Lynn

Shaw Trust

/s/ Steven Shaw
Steven Shaw, individually,
as Co-Trustee of The Jerome and
Joyce Shaw Family Administrative Trust,
and as Co-Trustee of the Rachel Lynn
Shaw Trust

/s/ Rachel Shaw
Rachel Shaw, individually, and
as Co-Trustee of The Jerome and
Joyce Shaw Family Administrative Trust

/s/ Janet Casey
Janet Casey, individually, and
as Co-Trustee of The Jerome and
Joyce Shaw Family Administrative Trust